Exhibit 4.3

Aurora Cannabis Inc.

2024 Deferred Share Unit Plan Section 10(a) Prospectus

This prospectus (this “Prospectus”) relates to the registration of common shares (the “Common Shares”) of Aurora Cannabis Inc. (the “Company”), which are reserved for issuance to non-employee directors of the Company and its subsidiaries (the “Participants”) under the Aurora Cannabis Inc. 2024 Deferred Share Unit Plan (the “Plan”). Deferred stock units may be granted by the Company in accordance with the Plan provided that the number of Common Shares that are issuable pursuant to outstanding deferred stock units shall not exceed 1% of the issued and outstanding Common shares of the Company at the date of grant, subject to the following restrictions: deferred stock units shall not be granted if (i) the number of Common Shares issuable pursuant to outstanding deferred stock units, when combined with the number of Common Shares issuable pursuant to all other security based compensation arrangements of the Company, would exceed 9.5% of the issued and outstanding Common Shares at the date of grant and (ii) the number of Common Shares issuable pursuant to outstanding deferred stock units, when combined with the number of Common Shares issuable pursuant to outstanding performance share units and restricted share units of the Company, would exceed 5% of the issued and outstanding Common Shares at the date of grant.

This document constitutes part of a prospectus covering securities that have been registered pursuant to a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”).

Neither the Securities and Exchange Commission (the “Commission”) nor any state securities commission has approved or disapproved these securities or passed upon the accuracy or adequacy of this Prospectus.

Any representation to the contrary is a criminal offense.

The date of this Prospectus is September 20, 2024.

Aurora Cannabis Inc.

2024 Deferred Share Unit Plan

Prospectus

I. Available Information

The Company has filed with the Commission the Registration Statement, relating to the Common Shares offered hereby. For further information, reference is made to the Registration Statement, including the Exhibits filed as a part thereof and the documents incorporated by reference therein.

The Company is also subject to the information disclosure requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith files reports and other information with the Commission. Reports and other information filed with or furnished by the Company to the Commission are available electronically at the Commission’s EDGAR website (http://www.sec.gov).

II. Incorporation of Certain Documents by Reference

The Commission allows the Company to “incorporate by reference” information into this Prospectus. This means the Company can disclose important information to you by referring you to other information filed with or furnished to the Commission.

The following documents previously filed by the Company with the Commission are hereby incorporated into this Prospectus by reference and will be deemed to be a part of this Prospectus:

•	The Company’s Annual Report on Form 40-F for the year ended March 31, 2024 (the “Form 40-F”), filed on June 20, 2024;

•	The Company’s reports on Form 6-K furnished to the Commission on July 5, 2024, July 9, 2024, July 26, 2024, August 6, 2024, August 7, 2024 and August 12, 2024; and

•	The description of the common shares of the Company contained under the section captioned “Item 1. Description of Registrant’s Securities to be Registered” in the Company’s Registration Statement on Form 8-A filed with the Commission on May 24, 2021, including any amendment or report filed for the purpose of amending such description.

In addition, reports and documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act that are filed subsequent to the date of the Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered by the Registration Statement have been sold, or which deregisters all securities then remaining unsold, will be deemed to be incorporated into this Prospectus by reference and to be a part of this Prospectus from the respective date of filing of each such report or document.

Any statement contained in a document incorporated or deemed to be incorporated by reference into this Prospectus will be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference into this Prospectus modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

The Company will provide without charge, upon written or oral request as set forth below, a copy of the Plan or any document incorporated by reference therein (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents) to each person who receives a copy of this Prospectus. In addition, the Company will provide without charge, upon written or oral request as set forth below, to all such persons who do not otherwise receive such materials, copies of all reports, proxy statements and other communications distributed to its shareholders generally.

All written and oral requests with respect to the foregoing matter should be directed as follows:

Aurora Cannabis Inc.

2207 90B St. SW

Edmonton, Alberta

T6X 1V8

Phone: 1-855-279-4652

Attn: Corporate Secretary

III. Description of the Plan

In the event of any conflict between this description of the Plan and the terms of the Plan itself or an agreement evidencing the grant of an award (an “Award Agreement”), the terms of the Plan or the Award Agreement will prevail.

General

The purpose of the Plan is to promote the interests of the Company and its shareholders by (i) attracting and retaining exceptional directors, (including prospective directors) and (ii) enabling such individuals to participate in, and motivating their efforts toward the long-term growth and financial success of the Company.

The Plan became effective as of October 5, 2018, as amended by the shareholders on November 12, 2020, November 14, 2022 and August 9, 2024, and will remain in effect until August 9, 2027.

The Plan is not subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended, and is not intended to be qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

Awards under the Plan

The Plan provides for the grant of Deferred Share Unit awards (“DSUs”) (each, an “Award”). DSUs granted under the Plan may be granted in connection with a non-employee director’s deferral of his or her annual base compensation for service on the Board or may, in the Board’s sole discretion, be granted to a non-employee director on terms and conditions consistent with the Plan.

Eligibility to Participate in the Plan

Any non-employee director (including any prospective non-employee director) (each, a “Participant”) of the Company is eligible to participate in the Plan.

Administration

The board of directors of the Company or any committee thereof (the “Board”) is authorized to interpret the Plan from time to time and to adopt, amend and rescind rules and regulations for carrying out the Plan. The interpretation and construction of any provision of the Plan by the Board shall be final and conclusive. The Board or may prescribe the form of instruments used in conjunction with the Plan. The Board, or as the Board may delegate to the Compensation Committee, shall make all necessary or desirable determinations regarding the granting of DSUs to eligible Participants and may take into consideration the past and potential contributions of a particular Participant to the success of the Company and any other factors that it may deem proper and relevant. Administration of the Plan shall be the responsibility of the appropriate officers of the Company and all costs in respect thereof shall be paid by the Company.

Additional information about the Plan may be obtained by mail, phone or fax by contacting the Company as provided under “Incorporation of Certain Documents by Reference” above.

Securities to be Offered

The securities offered under the Plan are Common Shares. Common Shares granted under the Plan may consist, in whole or in part, of newly authorized Common Shares, Common Shares purchased on the open market or a cash equivalent.

Subject to adjustment for changes in capitalization, the aggregate number of Common Shares that would be available to be delivered pursuant to DSUs granted under the Plan shall not exceed 1% of the issued and outstanding Common Shares of the Company at the date of grant, subject to the following restrictions: DSUs shall not be granted if (i) the number of Common Shares issuable pursuant to outstanding DSUs, when combined with the number of Common Shares issuable pursuant to all other security based compensation arrangements of the Company, would exceed 9.5% of the issued and outstanding Common Shares at the date of grant and (ii) the number of Common Shares issuable pursuant to outstanding DSUs, when combined with the number of Common Share issuable pursuant to outstanding performance share units and restricted share units of the Company, would exceed 5% of the issued and outstanding Common Shares at the date of grant.

In the event of any corporate transaction affecting the Common Shares (as described under “Adjustments for Changes in Capitalization” below), the Board in its discretion may (and in some instances must) make equitable adjustments and other substitutions to the Plan and the number of Common Shares that may be delivered pursuant to Awards granted under the Plan.

Description of Awards

Deferred Share Units

A DSU Award is an Award that is granted under the Plan and that is designated as such in the applicable Award Agreement. Each Participant may elect to receive up to 100% of his or her annual base compensation in DSUs by delivering an irrevocable, written election to the Company on or before November 15 of the calendar year preceding the calendar year for which the election is made and such election will be effective with respect to compensation payable for fiscal quarters beginning during the following calendar year.

If an individual becomes a non-employee director for the first time during a fiscal year and such individual has not previously participated in a plan that is required to be aggregated with this Plan for purposes of Section 409A of the Code, such individual may elect to participate in the Plan with respect to fiscal quarters of the Company commencing so long as the Company receives such individual’s written election no later than 30 days after such individual’s appointment as a non-employee director.

In addition, the Board, in its sole discretion, may grant one or more awards of DSUs to Participants on terms and conditions consistent with the Plan.

Redemption of Deferred Share Units

Each Participant shall be entitled to redeem his or her DSUs during the period commencing on the business day following the termination date and ending on the 180th day following the date of a Participant’s death, or retirement from, or loss of office or employment with the Company.

If a Participant elects to redeem his or her DSUs, he or she will receive, as determined by the Company in its sole discretion, (i) a number of Common Shares issued from treasury equal to the number of DSUs in the Participant’s account, net of any applicable deductions and withholdings; (ii) a number of Common Shares purchase by an independent administrator of the Plan in the open market for purposes of providing Common Share to Participants equal in number to the DSU’s in the Participant’s account, net of any applicable deductions and withholdings; (iii) the payment of a cash amount to a Participant equal to the number of DSUs multiplied by the closing price of a Common Share on the Toronto Stock Exchange averaged over the five consecutive trading days immediately preceding the date of redemption, net of any applicable deductions and withholdings; or (iv) any combination of the foregoing. Notwithstanding any other provision of the Plan, all amounts payable to, or in respect of, a Participant shall be paid on or before December 31 of the calendar year commencing immediately after the Participant’s death, or retirement from, or loss of office or employment with the Company.

Further, in the event of death of a Participant, the notice of redemption shall be filed by the legal representative of the Participant. In the case of a U.S. eligible Participant, however, the redemption will be deemed to be made on the earlier of (i) “separation from service” within the meaning of Section 409A of the Code, or (ii) within 180 days of the U.S. Eligible Participant’s death.

The aggregate value of security-based compensation granted to any one Participant in any calendar year under all security based compensation arrangements of the Company shall not exceed C$150,000, no more than C$100,000 of which may be granted in the form of stock options.

Forfeiture

If a Participant is subject to tax under the Income Tax Act (Canada) and is also is subject to income taxation in the United States on the income received for his or her services as a director of the Company, the following forfeiture provisions will apply if the Participant’s DSUs are subject to Section 409A of the Code and settlement of the Participant’s DSU cannot be made in a way that is compliant with both the Income Tax Act (Canada) and Section 409A of the Code. If a Participant otherwise would be entitled to payment of DSUs in any of the following circumstances, such DSUs shall instead be immediately and irrevocably forfeited, without any additional compensation: (i) a Participant experiences a separation from service as a result of a permanent decrease in the level of services provided to less than 20% of his past service for reasons other than retirement, or loss of office or employment with, the Company within the meaning of paragraph 6801(d) of the regulations under the Income Tax Act (Canada); (ii) a Participant experiences a separation from service upon ceasing to be a director while continuing to provide services as an employee for reasons other than retirement, or loss of office or employment with, the Company, within the meaning of paragraph 6801(d) of the regulations under the Income Tax Act (Canada); (iii) a Participant experiences a serious disability that continues for more than 29 months in circumstances that constitute a separation from service and do not constitute a retirement from, or loss of office or employment with, the Company, within the meaning of paragraph 6801(d) of the regulations under the Income Tax Act (Canada); or (iv) a Participant experiences a retirement from, or loss of office or employment with the Company, within the meaning of paragraph 6801(d) of the regulations under the Income Tax Act (Canada) by virtue of ceasing employment as both an employee and as a director, but he continues to provide services as an independent contractor such that he has not experienced a separation from service.

Non-Transferability of Awards

DSUs are not assignable or transferable other than by will or by the applicable laws of descent. During the lifetime of a Participant, all DSUs may only be redeemed by the Participant.

Adjustments for Changes in Capitalization

In the event that there is any change in the Common Shares through or by means of a declaration of a subdivision or consolidation of Common Shares, or a distribution shall be declared upon the Common Shares payable in Common Shares, the number of DSUs in the Participant’s account shall be adjusted so that the Participant holds a number of Common Shares immediately after a distribution, subdivision, or consolidation equal to the number of DSUs held on the record date for such distribution, subdivision or consolidation. Notwithstanding the foregoing, in the event that there is a change in the number or kind of outstanding Common Shares pursuant to a reorganization, then the number of DSUs recorded in a Participant’s account shall be substituted, exchanged and equitably adjusted as reasonably determined by the Board.

Amendment and Termination

Subject to any applicable law or government regulation or the rules of the Toronto Stock Exchange, the Plan may be amended, modified or terminated by the Board without the approval of the shareholders of the Company except that shareholder approval is required for any amendment that would (i) increase the maximum number of DSUs which may be issued under the Plan, (ii) change the maximum limit of a Participant’s security based compensation as set forth in the Plan, (iii) modify the actions that the Board may take to amend the Plan with or without shareholder approval, (iv) change the definition of “Participant” for purposes of the Plan. Notwithstanding the foregoing, any amendment that would adversely affect the rights of a Participant under the Plan may not be made without the consent of each affected Participant.

Miscellaneous

The following provisions are also in effect under the Plan:

•	the grant of an Award may not be construed as giving a Participant the right to be retained as a director of the Company;

•	no Participant or holder or beneficiary of any Award has any rights as a shareholder with respect to any Common Shares to be distributed under the Plan until he or she has become the holder of such Common Shares;

•	the validity, construction and effect of the Plan and any rules and regulations relating to the Plan and any Award Agreement will be determined in accordance with the laws of the Providence of British Columbia and the laws of Canada applicable therein, without giving effect to the conflict of laws provisions thereof;

•	the Plan shall be unfunded and to the extent any Participant, or his or her estate, holds any rights by virtue of a grant of DSUs under the Plan, such rights shall be no greater than the rights of an unsecured creditor of the Company, unless otherwise determined by the Board;

•	the maximum number of Common Shares issued to insiders pursuant to the Plan, together with any Common Shares issued pursuant to any other security based compensation Arrangement, within any one-year period, shall not exceed 9.5% of the total number of Common Shares outstanding at the beginning of the year; and

•	the Company makes no representation or warranty as to the future market value of the Common Shares issued in accordance with the Plan.

IV. Resale Restrictions

The Plan will be administered to comply with the Securities Act and the Exchange Act. In the event that a Participant is deemed to be an “affiliate” of the Company for purposes of the Securities Act (that is, generally, a director or executive officer of the Company or a person who directly or, through one or more intermediaries, indirectly controls, is controlled by or is under common control with, the Company), reoffers or resales of Common Shares issued by, or on behalf of, such Participant must be made only:

•	pursuant to a “reoffer prospectus” complying with the provisions of the Securities Act and the rules and regulations promulgated thereunder;

•	in compliance with Rule 144 under the Securities Act; or

•	in a transaction otherwise exempt from the registration requirements of the Securities Act.

The Company does not presently intend to make any such reoffer prospectus available.

In addition, the Company may from time to time adopt policies and procedures (including under the Company’s Disclosure, Confidentiality and Insider Trading Policy) that restrict the ability of some or all Participants to resell Common Shares acquired under the Plan.

V. United States Federal Income Tax Consequences

This is a general summary of the material U.S. federal income tax consequences to Participants who are subject to U.S. tax of participating in the Plan. This summary is based on current law as of the date of this Prospectus and is provided only as general information and not as tax advice. It does not address all of the tax considerations that may be relevant to a particular holder. For example, it does not deal with most of the tax implications arising from a Participant’s death, nor does it discuss any Canadian or other international, state, provincial or local tax considerations. Each Participant should consult with, and rely on, his or her own tax advisor regarding all the possible tax consequences, based on his or her individual situation, of participating in the Plan.

The Company shall have the right to deduct, withhold from, or require the Participant to remit any amounts otherwise payable to a Participant the amount of any federal, provincial, territorial or foreign taxes required to be deducted or withheld with respect to any taxable event arising as a result of the Plan and may set off any amounts required to be withheld, in whole or in part, against amounts otherwise owing by the Company to the Participant. The Company may elect, in its sole discretion, to satisfy the withholding requirement, in whole or in part, by withholding such number of Common Shares issuable upon exercise of the Deferred Share Units as it determines are required to be sold by the Company to satisfy any withholding obligations net of selling costs. The Participant consents to such sale and grants to the Company an irrevocable power of attorney to effect the sale of such Common Shares issuable upon exercise of the Deferred Share Units and acknowledges and agrees that the Company does not accept responsibility for the price obtained on the sale of such Common Shares issuable upon exercise of the Deferred Share Units.

Deferred Share Units under the Plan constitute “non-qualified deferred compensation” within the meaning of Section 409A of the Code and shall be administered accordingly. The following description of tax consequences assumes that Section 409A will apply to Deferred Share Units granted under the Plan.

Deferred Share Units

In general, a Participant will not recognize taxable income upon the grant of a DSU, but will recognize ordinary income at the time of redemption of the DSU in an amount equal to the fair market value of the Common Shares closing price of a Common Share on the Toronto Stock Exchange averaged over the five consecutive trading days immediately preceding the date of redemption. Payouts to non-employee director Participants in the U.S. are generally not subject to tax withholding, but may be subject to tax withholding for such Participants under Canadian tax rules, as applicable. The Company will generally be entitled to a deduction equal to the amount of ordinary income recognized by the Participant at the time of redemption.

When a Participant sells the Common Shares, if any, acquired upon redemption of a DSU, he or she generally will recognize capital gain or loss in an amount equal to the difference between the amount realized upon the sale of Common Shares and his or her aggregate tax basis in the Common Shares. If the Participant’s holding period for the Common Shares exceeds one year, such gain or loss will constitute long-term capital gain or loss.

Any U.S. federal tax advice contained in this communication (including any attachment) is not intended or written to be used, and cannot be used, (i) by any taxpayer for the purpose of avoiding tax penalties under the Internal Revenue Code or (ii) for promoting, marketing or recommending to another party any transaction or matter addressed herein. Participants should seek advice, based on their particular circumstances, from an independent tax advisor about the consequences of participating in the Plan.